Exhibit 99.1
Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release
February 26, 2009

First National Corporation Reports Shareholder Approval

to Amend Articles of Incorporation

Strasburg, Virginia (February 26, 2009) --- First National Corporation (OTCBB: FXNC), parent of First Bank, today announced that it will amend and restate its Articles of Incorporation. The amendment, which authorizes the Company to issue up to one million shares of preferred stock, was approved at a shareholders meeting held on February 24, 2009 for this purpose.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2007, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.